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Exhibit 1.6

REPORT UNDER
SECTION 101 OF THE SECURITIES ACT (ONTARIO),
SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA),
SECTION 176 OF THE SECURITIES ACT (ALBERTA),
SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN),
SECTION 92 OF THE SECURITIES ACT (MANITOBA),
SECTIONS 147.11 and 147.12 OF THE SECURITIES ACT (QUEBEC),
SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA), AND
SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND AND LABRADOR)

        The following information is filed pursuant to the provisions listed above under applicable securities legislation:

  (a)
  the name and address of the offeror:

    1184760 Alberta Ltd.
    c/o Xstrata plc
    Bahnhofstrasse 2
    6301 Zug
    Switzerland

  (b)
  the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report and whether it was ownership or control that was acquired in those circumstances;

    Not applicable.

  (c)
  the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report;

    1184760 Alberta Ltd. (the "Offeror") beneficially owns and controls 73,665,996 common shares of Falconbridge Limited ("Falconbridge"), representing approximately 19.8% of the issued and outstanding common shares of Falconbridge.

  (d)
  the designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:

  (i)
  the offeror, either alone or together with any joint actors, has ownership and control;

      See paragraph (c) above.

    (ii)
    the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor; and

      None.

    (iii)
    the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership;

      None.

  (e)
  the name of the market in which the transaction or occurrence that gave rise to this report took place:

    Not applicable.

  (f)
  the purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to this report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer;

    On July 19, 2006, Xstrata Canada Inc. ("Xstrata Canada"), a corporation organized under the laws of Ontario, Canada and a wholly-owned indirect subsidiary of Xstrata plc ("Xstrata", collectively, the "Reporting Persons"), announced its intention to vary its offer (the "Original Offer") dated May 18, 2006, as varied, amended, and supplemented by the notice of extension dated July 7, 2006, and the notice of variation dated July 11, 2006 (as varied, amended and supplemented, the "Offer"), to purchase all of the outstanding common shares of Falconbridge together with the associated rights (the "SRP Rights") under the shareholder rights plan of Falconbridge (collectively, the "Common Shares"), which includes Common Shares that may become issued and outstanding after the date of the Original Offer upon the conversion, exchange or exercise of any securities of Falconbridge (other than the SRP Rights) that are convertible into or exchangeable or exercisable for Common Shares, other than any Common Shares owned directly or indirectly by Xstrata, in order to (i) increase the consideration payable under the Offer from Cdn. $59.00 to Cdn. $62.50 in cash per Common Share; (ii) provide that the consideration under the Offer will not be reduced by the special cash dividend of Cdn. $0.75 per Common Share declared by the Falconbridge board of directors on July 16, 2006; (iii) delete paragraph (a) of Section 4 of the Original Offer (as amended) in its entirety, which contained a minimum tender condition; and (iv) extend the expiry time of the Offer to 8:00 p.m. (Toronto time) Monday, August 14, 2006 (collectively, the "Revised Offer"). A copy of the news release is attached as Exhibit A.

    The foregoing description of the Revised Offer does not purport to be complete and is qualified in its entirety by reference to the full text of the offer and offering circular for the Original Offer, filed with Canadian regulatory authorities on May 18, 2006, as varied, amended and supplemented by the Notice of Extension, filed with Canadian regulatory agencies on July 7, 2006, the Notice of Variation, filed with Canadian regulatory agencies on July 11, 2006, and the Notice of Variation that Xstrata Canada expects to file with Canadian regulatory authorities on July 21, 2006.

  (g)
  the general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to this report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities;

    Not applicable.

  (h)
  the names of any joint actors in connection with the disclosure required by this report;

    Xstrata Canada is a wholly-owned indirect subsidiary of the Offeror, which is a wholly-owned indirect subsidiary of Xstrata. Xstrata is a major global diversified mining group listed on the London and Swiss stock exchanges. The principal executive offices of Xstrata are located at Bahnhofstrasse 2, 6301 Zug, Switzerland.

    The Reporting Persons expressly disclaim that any person other than wholly-owned direct or indirect subsidiaries of Xstrata has acted jointly or in concert with the Reporting Persons in connection with the acquisition described in this Report.

  (i)
  in the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror; and

    Not applicable.

  (j)
  if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements in respect of the reporting issuer's securities.

    See paragraph (f) above.

DATED this 21st day of July, 2006

1184760 ALBERTA LTD.

by	/s/ BENNY STEVEN LEVENE Name: Benny Steven Levene Title: President and Secretary

EXHIBIT A

NEWS RELEASE

XSTRATA INCREASES OFFER FOR FALCONBRIDGE
TO C$63.25 PER SHARE IN CASH INCLUDING SPECIAL DIVIDEND
AND WAIVES MINIMUM TENDER CONDITION

Zug, 19 July 2006

Xstrata plc, through its wholly-owned subsidiary Xstrata Canada Inc., has increased its fully underwritten all-cash offer to acquire all of the outstanding common shares of Falconbridge Limited not already owned by the Xstrata group from C$59 to C$62.50 in cash per Falconbridge share, representing a total consideration of approximately C$19.2 billion (approximately US$16.9 billion). In addition, Xstrata has amended its offer to provide that Falconbridge shareholders will receive the special cash dividend of C$0.75 per Falconbridge share declared by Falconbridge on 16 July 2006, representing a total consideration of C$63.25 per Falconbridge share, including the special dividend. The expiry time for the increased Xstrata offer is Monday 14 August 2006 at 8 pm (Toronto time).

The increased Xstrata offer values the total common share capital of Falconbridge at approximately C$24.1 billion (approximately US$21.2 billion) including the special dividend. Xstrata expects to mail a formal notice of variation to all Falconbridge shareholders on 21 July 2006.

The acquisition of Falconbridge is again conditional on approval by Xstrata shareholders at a meeting to be held on 14 August 2006. Xstrata has received irrevocable undertakings from Credit Suisse Securities (Europe) Limited and Glencore International AG to vote in favour of the resolution to be proposed at the meeting. In aggregate, these undertakings are given in respect of approximately 35.84% of Xstrata's current issued ordinary share capital.

In keeping with its consistently stated objective of acquiring 100% of Falconbridge, Xstrata's offer is no longer subject to a minimum tender condition. As a result, following receipt of approval under the Investment Canada Act and approval from its own shareholders, Xstrata will be in a position to take up and pay for any shares tendered to its offer without further delay.

Mick Davis, Xstrata Chief Executive, said: "Xstrata's revised offer reflects our belief in the fundamental value of this acquisition to Xstrata. Xstrata's 20% stake in Falconbridge, purchased at C$28 per share, puts us in the unique position of being able to offer C$63.25 per share, a price that is simply more than any other company can justify under any realistic commodity price scenario. At the revised offer of C$62.50, together with the dividend of C$0.75 per share, Xstrata's average cost per share of acquiring all of Falconbridge's shares will be approximately C$56.44 per share. Due to the flexibility of the nearly C$7 per share advantage Xstrata has secured in this transaction, we have been able to present a definitive, compelling and generous offer to Falconbridge shareholders, while ensuring that the acquisition of Falconbridge remains value, earnings and cash flow accretive to Xstrata shareholders.

"Given the overwhelming support of Xstrata's shareholders for this acquisition at the first shareholders' meeting, and the undertakings already received to vote in favour of the transaction at the next meeting, the process of shareholder approval impacts the closing date of our offer but represents no material risk. In respect of Industry Canada approval, Xstrata has now concluded an extensive and comprehensive process with the Investment Review Division and we have been advised to expect a decision shortly. We believe the undertakings we have given will underpin the positive benefits to Canada that we have always identified in our acquisition of Falconbridge. We remain confident that, as a committed and long-term investor with a track-record of delivering growth and value to stakeholders wherever we operate, approval will be forthcoming.

"It is therefore time for the Falconbridge Board to give Xstrata's compelling offer due and careful consideration and recognise that Xstrata's certain cash offer is a superior value-creating proposition for Falconbridge shareholders that provides an opportunity to bring this prolonged process to a close, to the benefit of Falconbridge employees and shareholders. I therefore urge all Falconbridge shareholders who wish to receive the full cash value of C$63.25 per share to tender their shares to Xstrata as soon as possible and not to tender to the Inco offer. I reiterate our repeatedly stated position that it is Xstrata's intention to secure 100% of the Falconbridge shares."

Other than as set out above, all of the terms and conditions of Xstrata's offer for Falconbridge described in its offer and offering circular dated 18 May 2006, as amended on 7 July 2006 and 11 July 2006, remain unchanged.

Xstrata will finance its increased offer through committed debt facilities of US$19 billion, including US$7 billion under an equity bridge facility agreement. Xstrata remains committed, following the successful completion of its acquisition of Falconbridge, to undertake one or more equity capital raisings to refinance the equity bridge facility agreement. Deutsche Bank AG and J.P. Morgan Securities Ltd. have irrevocably undertaken to underwrite any future equity offering to raise funds to repay any amounts outstanding under the equity bridge facility agreement. Xstrata also remains committed to maintaining a solid investment grade credit rating.

The directors of Xstrata remain confident that any rights issue will be fully supported by Credit Suisse and Glencore International, Xstrata's two largest shareholders with a combined shareholding of approximately 35.84% of Xstrata's issued ordinary share capital.

For a discussion of recent developments concerning the Xstrata offer for Falconbridge, please refer to the section below under the heading: 'Recent developments in relation to Xstrata's offer for Falconbridge.'

Falconbridge shareholders wishing to withdraw their shares from the Inco offer should immediately contact their broker or other financial intermediary and instruct such intermediary to withdraw their Falconbridge common shares. For assistance in withdrawing shares from the Inco offer, or for questions or requests for copies of documents, Falconbridge shareholders should contact Kingsdale Shareholder Services Inc. at 1-866-639-7993. Banks and brokers should call at 416-867-2272.

ends

Falconbridge Shareholders with questions please contact:
Kingsdale Shareholder Services Inc.

North American Toll Free:	1-866-639-7993
Outside North America, Banks and Brokers Call Collect	+1 (416) 867-2272
Email:	contactus@kingsdaleshareholder.com

Investment market conference call
An investment market conference call will be held at 2.30pm British Summer Time, 3.30pm Central European time, 9.30am Eastern Daylight Time on Wednesday 19 July 2006. Media and the public are invited to join the call on a listen-only basis.

International and UK dial in numbers are as follows:
United Kingdom / international:	+44 20 7365 8426
US/Canada:	+1 617 224 4326
US/Canada toll free number:	888 419 5570

The conference call will be available as an archived audio file from Xstrata's website for 2 days following the event or as a replay from the following telephone numbers:

United Kingdom / international:	+44 20 7365 8427
US/Canada:	+1 617 801 6888
US/Canada toll free number:	888 286 8010
Access code ("account number")	47726381

For further information about Xstrata's offer for Falconbridge, go to www.xstrata.com/falconbridge.

Xstrata contacts

Claire Divver		Ernie Lalonde
Telephone	+44 20 7968 2871	National Public Relations
Mobile	+44 7785 964 340	Telephone	+1 416 848 1423
Email	cdivver@xstrata.com	Email	elalonde@national.ca
Michael Oke Aura Financial
Telephone	+44 20 7321 0033
Mobile	+44 7834 368 299
Email	michael@aura-financial.com

Each of Deutsche Bank AG, JPMorgan Cazenove Limited and TD Securities Inc. is acting exclusively for Xstrata plc ("Xstrata" or the "Company") and no one else in connection with the proposed acquisition of Falconbridge (the "Falconbridge Acquisition") and will not be responsible to anyone other than Xstrata for providing the protections afforded to its clients or for providing advice in relation to the Falconbridge Acquisition and/or any other matter referred to in this announcement.

The offer for Falconbridge referred to herein (as the same may be varied in accordance with applicable law, the "Offer") is being made by Xstrata Canada Inc. (the "Offeror"), a wholly-owned indirect subsidiary of the Company.

This announcement does not constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell, otherwise dispose of or issue, or any solicitation of any offer to sell, otherwise dispose of, issue, purchase, otherwise acquire or subscribe for, any security. The Offer is being made exclusively by means of, and subject to the terms and conditions set out in, the offer and offering circular filed on 18 May 2006, as amended and varied by the notice of extension dated 7 July 2006 and the notice of variation dated 11 July 2006, each filed with Canadian provincial and United States federal securities regulators, and the notice of variation to be dated 21 July 2006 that the Offeror and Xstrata will mail to Falconbridge shareholders and file with Canadian provincial and United States federal securities regulators.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

Unless the context otherwise requires, references in this announcement to the "Enlarged Group" are to Xstrata and its subsidiaries (including BHP Billiton Tintaya S.A. ("Tintaya") following completion of the acquisition by the Xstrata group of Tintaya announced by Xstrata on 16 May 2006 (the "Tintaya Acquisition")) and subsidiary undertakings and, where the context requires, its associated undertakings as constituted immediately following completion of the Falconbridge Acquisition and therefore such references include the Xstrata group as enlarged by the Falconbridge group. Completion of the Falconbridge Acquisition is subject to a number of conditions.

Unless the context otherwise requires, references in this announcement to the "Falconbridge Acquisition" assume an acquisition under the Offer of all outstanding Falconbridge shares not already owned by the Xstrata group.

Nothing in this announcement is an offer of securities for sale or a solicitation of an offer to purchase securities in the United States or in any other jurisdiction. The securities of Xstrata referred to herein have not been and will not be registered under the US Securities Act of 1933, as amended (the "Securities Act"), and such securities may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This announcement includes statements that are, or may be deemed to be, "forward-looking statements". By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future and may be beyond Xstrata's ability to control or predict. Forward-looking statements are not guarantees of future performance. The Xstrata group's and the Enlarged Group's actual results of operations, financial condition, liquidity, dividend policy and the development of the industries in which they operate may differ materially from the impression created by the forward-looking statements contained in this announcement. Further, actual developments in relation to the Falconbridge Acquisition and the expected completion, and timing of completion, of the Falconbridge Acquisition may differ materially from those contemplated by forward-looking statements depending on certain factors which include, but are not limited to, the risk that Xstrata shareholders may not vote in favour of the resolution to be proposed at the extraordinary general meeting to consider the Falconbridge Acquisition, the risks that the Xstrata group will not be able to obtain the required approval under the Investment Canada Act on a timely basis or at all, the other conditions of the Falconbridge Acquisition may not be satisfied on a timely basis or at all, the risks that (and the risks associated with the fact that) the Xstrata group may not acquire under the Xstrata offer all of the Falconbridge shares not already owned by the Xstrata group, the Xstrata group may not realise the anticipated benefits, operational and other synergies and/or cost savings from the Falconbridge Acquisition and/or the acquisition by the Xstrata group of a one third interest in Cerrejón which completed on 12 May 2006 (the "Cerrejón Acquisition") and/or the Tintaya Acquisition and the Xstrata group may incur and/or experience unanticipated costs and/or delays or difficulties relating to integration of the Enlarged Group. In addition, even if the results of operations, financial condition, liquidity and dividend policy of the Xstrata group and the Enlarged Group (as the case may be), and the development of the industries in which they operate, are consistent with the forward-looking statements contained in this announcement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to, general economic and business conditions, commodity price volatility, industry trends, competition, changes in government and other regulation, including in relation to the environment, health and safety and taxation, labour relations and work stoppages, changes in political and economic stability, currency fluctuations (including the €/US$, £/US$, A$/US$, C$/US$, ZAR/US$, the Colombian peso/US$ and the Peruvian Sol/US$ exchange rates), the Xstrata group's ability to integrate new businesses (including the Falconbridge group, the Xstrata group's interest in Cerrejón and Tintaya) and recover its reserves or develop new reserves and changes in business strategy or development plans and other risks.

Other than in accordance with its legal or regulatory obligations (including under the Listing Rules (the "Listing Rules"), the Disclosure Rules and the Prospectus Rules of the UK Financial Services Authority), Xstrata does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

No statement in this announcement is intended as a profit forecast and no statement in this announcement should be interpreted to mean that earnings per Xstrata ordinary share for the current or future financial years would necessarily match or exceed the historical published earnings per Xstrata ordinary share.

Recent developments in relation to Xstrata's offer for Falconbridge

The Offeror issued a notice of variation on 11 July 2006, which increased the cash consideration payable under the Xstrata offer from C$52.50 to C$59.00 per Falconbridge share, removed the condition that 66 2/3% of the Falconbridge shares outstanding (on a fully diluted basis) be deposited and not withdrawn at the expiry time of the Xstrata offer and further extended the expiry time of the Xstrata offer to midnight (Vancouver time) on 21 July 2006.

On 13 July 2006, Xstrata announced that the Falconbridge Acquisition had been cleared unconditionally by the European Commission.

On 16 July 2006, Phelps Dodge Corporation ("Phelps Dodge"), Inco Limited ("Inco") and Falconbridge announced that Phelps Dodge had increased the cash portion of the consideration to be paid to the shareholders of Inco in the proposed combination of Phelps Dodge and Inco (the "Phelps Dodge Inco Combination") by C$2.75 per Inco share, that Inco had increased the cash portion of the Inco offer for Falconbridge ("Inco Offer") by C$1.00 per Falconbridge share and that the Falconbridge board of directors had declared a special cash dividend of C$0.75 per Falconbridge share payable by Falconbridge on 10 August 2006 to Falconbridge shareholders of record at the close of business on 26 July 2006 (the "Falconbridge Special Dividend"). Under the further revised Inco Offer, Inco is offering C$18.50 plus 0.55676 shares of Inco for each Falconbridge share, assuming full pro-ration of the consideration.

In addition, the announcement stated that Inco had reduced the minimum condition in the Inco Offer from two thirds of the outstanding shares of Falconbridge to 50.01% of such outstanding shares on a fully-diluted basis and that Phelps Dodge and Inco had also amended their agreement in relation to the Phelps Dodge Inco Combination (the "Phelps Dodge Inco Combination Agreement") so that the combination of Phelps Dodge and Inco may be consummated before the acquisition by Inco of 100% of Falconbridge. The waiver and amendment agreement dated 16 July 2006 between Phelps Dodge and Inco in respect of the Phelps Dodge Inco Combination Agreement added a new condition precedent to the Phelps Dodge Inco Combination in favour of Phelps Dodge that provided that Inco shall have acquired at least 50.01% of the Falconbridge shares under the Inco Offer and, if Inco shall have acquired at least two-thirds of the Falconbridge shares, Inco shall have completed a subsequent acquisition transaction in order to acquire any remaining Falconbridge Shares, or that the Support Agreement between Inco and Falconbridge (the "Inco Support Agreement") shall have been terminated in accordance with its terms without Inco having acquired any Falconbridge shares under the Inco Offer.

On 16 July 2006, Inco also extended the expiry time of the Inco Offer to midnight (Vancouver time) on 27 July 2006 and amended the Inco Offer to provide that the consideration under the Inco Offer would not be reduced by the amount of the Falconbridge Special Dividend.

In a notice of change dated 17 July 2006 to its directors' circulars relating to the Inco Offer and the Xstrata offer as at the date of the notice of change, the board of directors of Falconbridge unanimously recommended that Falconbridge shareholders accept the amended Inco Offer and that Falconbridge shareholders not accept the Xstrata offer as at the date of the notice of change. In the notice of change, Falconbridge indicated that under the Inco Support Agreement, the Falconbridge board of directors remains able to respond, in accordance with its fiduciary duties, to unsolicited proposals that are more favourable from a financial point of view than the amended Inco Offer.

For the purposes of and in accordance with the Listing Rules, Xstrata confirms that, except as disclosed in this announcement and/or as disclosed in the Xstrata shareholder circular dated 30 May 2006 and/or the announcement issued by Xstrata on 11 July 2006 in connection with the Falconbridge Acquisition and/or as otherwise disclosed by Xstrata via a Regulatory Information Service approved by the UK Financial Services Authority and, in relation to the Falconbridge group, so far as Xstrata is aware having regard to public information, there has been no significant change affecting any matter contained in the announcement issued by Xstrata on 17 May 2006 in connection with the Falconbridge Acquisition (the "17 May 2006 Announcement") and no other significant new matter has arisen which would have been required to be mentioned in the 17 May 2006 Announcement if it had arisen at the time of preparation of the 17 May 2006 Announcement.

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REPORT UNDER SECTION 101 OF THE SECURITIES ACT (ONTARIO), SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA), SECTION 176 OF THE SECURITIES ACT (ALBERTA), SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN), SECTION 92 OF THE SECURITIES ACT (MANITOBA), SECTIONS 147.11 and 147.12 OF THE SECURITIES ACT (QUEBEC), SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA), AND SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND AND LABRADOR)
EXHIBIT A
XSTRATA INCREASES OFFER FOR FALCONBRIDGE TO C$63.25 PER SHARE IN CASH INCLUDING SPECIAL DIVIDEND AND WAIVES MINIMUM TENDER CONDITION